Exhibit 10.44

                        CONFIDENTIAL TREATMENT REQUESTED

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                         SOFTWARE DISTRIBUTION AGREEMENT



                                     BETWEEN


                                 SONIC IP, INC.


                                       AND

                               AXEDA SYSTEMS, INC.
                               RAVISENT I.P., INC
                        RAVISENT OPERATING COMPANY, INC.
















                               DATED MAY 24, 2002

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                         SOFTWARE DISTRIBUTION AGREEMENT


     THIS SOFTWARE DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of May 24, 2002 (the "Agreement Date"), by and between Sonic IP, Inc., a
California corporation ("Sonic IP"), and Axeda Systems Inc., a Delaware corporation ("Axeda Systems," formerly known as Ravisent Technologies Inc.), Ravisent I.P., Inc., a Nevada corporation ("RIP"), and Ravisent Operating Company, Inc., a Delaware corporation ("ROCI"), (Axeda Systems, RIP and ROCI are referred to collectively herein as "Axeda"). Sonic IP and Axeda are sometimes referred to herein individually, without distinction, as a "Party" and collectively as the "Parties."

                                   BACKGROUND

     WHEREAS, Axeda desires to grant Sonic IP an exclusive license to market and distribute the Licensed Intellectual Property, including all Improvements thereto, and Sonic IP desires to so license the Licensed Intellectual Property from Axeda, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     N O W, T H E R E F O R E, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound, the Parties agree as follows:

1.       Definitions.

     "Affiliate" means, with respect to any Person, any other Person who or which Controls, is Controlled by or is under common Control with such Person; and "Control" shall mean the ability to direct or influence the policy or management of any Person, whether by means of ownership, contract, organic document or otherwise, and the terms "Controls" and "Controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning set forth in the preface of this Agreement.

     "Agreement Date" has the meaning set forth in the preface of this Agreement.

     "Ancillary Agreements" shall have the meaning set forth in the Prior Acquisition Agreement.

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     "Axeda" has the meaning set forth in the preface of this Agreement.

     "Axeda Disclosure Schedules" has the meaning set forth in Section 3.1.

     "Axeda Segregated Code" has the meaning set forth in Section 5.2(d).

     "Business" means the digital media business of Axeda relating to the development and licensing of digital audio and digital video software and technology for the personal computer platform, including general-purpose electronic devices primarily intended to be used with, or accommodate, a monitor (other than a TV) which are programmable by the user and whose main functions are the processing, storage and formatting of data, including the following products: personal computers (desktop or mobile) based on the Intel x86 architecture and running Microsoft Windows, Linux or any other general-purpose operating system and Apple Computer's Macintosh (iMac, iBook) devices, including such devices with video encoding and/or decoding functionality.

         "Claim Notice" has the meaning set forth in Section 7.5.

     "Claim" means any demand, claim, cause of action, Proceeding, or written notice alleging actual or potential liability, Encumbrance or adverse interest of any kind or nature whatsoever.

     "Confidential Information" means all Information which is a trade secret of the Disclosing Party or which the Disclosing Party otherwise protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential" or "Proprietary," or words to that effect; and (ii) if disclosed orally, is identified as confidential at the time of its disclosure and reduced to a writing designating such Information as "Confidential," or words to that effect, which is delivered to the Receiving Party promptly following such oral disclosure, and "Confidential Information" shall include the Work and the Services provided by Axeda pursuant to Section 6; provided however, Information shall not be deemed Confidential Information if such Information: (i) was rightfully in the Receiving Party's possession or was rightfully known to the Receiving Party prior to receipt from the Disclosing Party; (ii) is independently developed by the Receiving Party, provided that the burden of proof of such independent development shall be on the Receiving Party;
(iii) is or becomes publicly known without the fault of the Receiving Party;
(iv) is or becomes rightfully available to the Receiving Party without confidential restriction from a source not bound by a confidentiality obligation to the Disclosing Party; or (v) is required to be disclosed pursuant to court or government action, provided the Disclosing Party is given reasonable prior notice of such disclosure.

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     "Consumer Electronics Market" means the market for electronic products, regardless of hardware structure, that are primarily intended to be directly connected to an analog or digital TV set (as defined below) and that are capable of compressing and/or decompressing digital video signals, including DVD players in all form factors (fixed, portable, in cars, etc.), Recordable DVD players, Personal Video Recorders, Set-top boxes (whether cable, satellite, terrestrial or xDSL), Digital TVs, High-definition TVs and game consoles, whether or not such products permit or provide the capability for browsing the Internet, including Internet browsers and products that may be capable of decompressing streaming video standards (e.g. Real Networks, Apple Quicktime, Windows Media Formats, MPEG-1, MPEG-4, etc.) only on the Internet.

     "Customer Contracts" and "Continuing Customer Contracts" have the meanings set forth in Section 5.7.

     "Damages" means all losses, legal damages, penalties, fines, liabilities, Encumbrances, costs and expenses of investigation and defense of any Claim, whether or not such is ultimately defeated, and any settlement or judgment, of whatever kind or nature, whether or not contingent, matured or foreseeable, including reasonable attorneys' fees and disbursements and consultants' fees and disbursements arising in connection with a Claim or a Proceeding.

         "Decision" has the meaning set forth in Section 8.15.

         "Definition Schedule" means Schedule 1 attached to this Agreement.

         "Designated Employees" has the meaning set forth in Section 6.1.

     "Disclosing Party" means a Party which discloses Information to a Receiving Party.

         "DTV" means digital TV.

         "DVD" means digital video disk or digital versatile disk.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, contingent interest, preference, right of possession, lease, tenancy, license, encroachment, covenant, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, adverse claim, claim of infringement or ownership, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from

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any asset, any restriction on the use of any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Grant Back Exclusions" has the meaning set forth on the Definition
Schedule.

         "Grant Back License" has the meaning set forth in Section 5.8.

     "Grant Back Royalty" has the meaning set forth on the Definition Schedule.

     "Improvement" means any upgrade, update, modification, invention, discovery or development, including, without limitation: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, derivative work, correction, addition, extension, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

     "Information" means all information relating to the Licensed Intellectual Property and to Axeda or Sonic IP, generally, including know-how, manufacturing and production processes and techniques, research and development data and inventions, the pricing and cost of products, business and marketing plans, supplier and customer lists, assets or liabilities and financial condition and prospects, which has been or may hereafter be furnished by a Disclosing Party to a Receiving Party.

     "Intellectual Property" means, without specificity, (i) patents, patent applications, patent disclosures, know-how, inventions and Improvements (whether or not patentable, reduced to practice, or made the subject of one or more pending patent applications), and any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, together with all goodwill associated therewith (including the use of the current corporate name and trade names, and all translations, adaptations, derivations and combinations of the foregoing); (iii) copyrights and copyrightable works, mask works, and all registrations, applications and renewals for any of the foregoing; (iv) Confidential Information and trade secrets; (v) computer software (including source code, object code, firmware, operating systems, development tools, specifications, algorithms, data and databases and related schematics, flow charts, programmer's notes and other documentation); (vi) publicity and privacy rights; (vii) other intellectual property and proprietary rights arising or protectable

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under the laws of the United States, any state thereof, or any other country or jurisdiction; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all rights to sue or recover and retain damages and costs and attorneys' fees for present, past and future infringement or misappropriation of any of the foregoing.

         "Indemnified Axeda Party" has the meaning set forth in Section 7.3.

     "Indemnified Party" and "Indemnitor" have the meanings set forth in Section 7.5.

         "Indemnified Sonic Party" has the meaning set forth in Section 7.2.

         "Infringement Claims" has the meaning set forth in Section 7.2(i).

         "IP Representations" has the meaning set forth in Section 7.1.

     "Joint Intangible Assets" has the meaning assigned thereto in the Joint Intangible Asset Operating Agreement.

     "Joint Intangible Asset Operating Agreement" means the Joint Intangible Asset Operating Agreement effective as of March 1, 2001, between Axeda and the Prior Assignee.

     "Knowledge" means actual knowledge of the person at issue without independent investigation, except as provided herein. When the "Knowledge" of Axeda is at issue, such "Knowledge" shall be limited to the "Knowledge" of Joe Vitetta and Tom Fogarty after making reasonable inquiry of David Liebert, Robert Wolff and David Dennis Yost. To the extent Joe Vitetta or Tom Fogarty, either before or after such inquiry, has reason to suspect a material problem or material concern which would cause a reasonably prudent business executive who is generally knowledgeable about Axeda and its Affiliates and their business and industry to conduct further investigation or inquiry, such person shall be held to his respective actual knowledge plus the knowledge that such reasonably prudent executive would have likely acquired after a reasonable inquiry or investigation into the respective matter, regardless of whether such person actually performed an inquiry or investigation. When the "Knowledge" of Sonic IP is at issue, such "Knowledge" shall be limited to the "Knowledge" of Robert J. Doris and A. Clay Leighton, and no unwarranted inquiry or investigation shall be required by any of such persons, except to the extent any such person has reason to suspect a material problem or material concern which would cause a reasonably prudent business executive who is generally knowledgeable about Sonic IP and its business and industry to conduct further investigation or inquiry (in which case or event such

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person shall be held to his respective actual knowledge plus the knowledge that such reasonably prudent executive would have likely acquired after a reasonable inquiry or investigation into the respective matter, regardless of whether such person actually performed an inquiry or investigation).

         "License Fee" means the fixed, one-time fee set forth in Section 2.2.

     "Licensed Intellectual Property" means the Restricted Intellectual Property and the Non-Restricted Intellectual Property, including all Software relating thereto, and all Improvements thereof.

         "Licensed IP Contract" has the meaning set forth in Section 2.6.

     "Licensed Products" has the meaning set forth in the Definition Schedule.

         "Maintenance Term" has the meaning set forth in Section 6.2.

         "Non-Business Day" has the meaning set forth in Section 8.14.

     "Non-Restricted Intellectual Property" means the Intellectual Property set forth in Exhibit A(2).

     "Notices" and "Notice Period" have the meanings set forth in Section 7.5.

         "Party" has the meaning set forth in the preface of this Agreement.

     "Patent Cross License Agreement" means the Patent Cross License Agreement between the Prior Assignee and Axeda, dated March 1, 2001.

     "Permitted Purposes" has the meaning set forth on the Definition Schedule.

     "Person" means any individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).

     "Personal Computers" means general-purpose electronic devices primarily intended to be used with, or accommodate, a monitor (other than a TV) which are programmable by the user and whose main functions are the processing, storage and formatting of data. For the avoidance of doubt the Personal Computers shall include, but not be limited to, the following products: personal computers (desktop or mobile) based on the Intel x86 architecture and running Microsoft Windows, Linux or any other general-purpose operating system and Apple Computer's

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Macintosh (iMac, iBook) devices, including such devices with video encoding and/or decoding functionality.

         "Personal Computer Market" means the market for Personal Computers.

         "Prevailing party" has the meaning set forth in Section 8.15.

     "Prior Acquisition Agreement" means the Asset Acquisition Agreement between the Prior Assignee and Ravisent Technologies Inc., RIP and ROCI, dated March 1, 2001, whereby the Prior Assignee acquired certain assets of Ravisent Technologies Inc., RIP and ROCI.

     "Prior Agreements Restrictions" means restrictions in the Prior Acquisition Agreement or any Ancillary Agreement, to the extent such restrictions are the same or substantially the same as restrictions set forth in set forth in Sections 2.1(c), 2.1(d), 2.1(e) and 2.1(j)

     "Prior Assignee(s)" has the meaning set forth on the Definition Schedule.

     "Prior Licensee(s)" has the meaning set forth on the Definition Schedule.

     "Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or any arbitrator or arbitration panel.

     "Real Time Encoder Components" has the meaning set forth on the Definition Schedule.

     "Receiving Party" means a Party which receives Information from the Disclosing Party.

     "Reports" has the meaning set forth in Section 3.11.

     "Restricted Intellectual Property" means the "Licensed Intellectual Property," as defined in the RIP License, including the Joint Intangible Assets, all as described in Exhibit A(1).

     "Restricted Work" means any portion of the Work that is an Improvement on any Restricted Intellectual Property.

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         "RIP" has the meaning set forth in the preface of this Agreement.

     "RIP License" means the license agreement between RIP and the Prior Assignee effective as of March 1, 2001, whereby RIP licensed certain technology to the Prior Assignee.

         "ROCI" has the meaning set forth in the preface of this Agreement.

         "Services" has the meaning set forth in Section 6.1.

         "Settlements" has the meaning set forth in Section 5.8(a).

     "Software" means the computer software (including source code, object code, firmware, operating systems, development tools, specifications, algorithms, data and databases and related schematics, flow charts, programmer's notes and other documentation) included in the Licensed Intellectual Property, and "Software Information" means any information which is not in the public domain and which relates primarily to the Software, including know-how, manufacturing and production processes and techniques, and research and development information.

         "Sonic IP" has the meaning set forth in the preface of this Agreement.

         "Sonic Segregated Code" has the meaning set forth in Section 5.2(c).

         "Sonic Solutions" means Sonic Solutions, a California corporation.

     "Taxes" means any federal, state, local or foreign taxes, assessments, interest penalties, deficiencies, fees and other governmental charges or impositions (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States, or any state or municipal or political subdivision thereof, or any foreign country or political subdivision thereof).

     "Third-Party" means a Person who or which is not Axeda, Sonic IP, any Affiliate of either, or any current or prior director, officer, employee, agent, representative or independent contractor of Axeda, Sonic IP or any such Affiliate.

     "Third-Party Patents" means: (a) patents which are owned by Third-Parties and which are or which are alleged to be essential to DVD, DTV and/or MPEG-2 industry standards; and (b) patents owned by any of the parties identified on
Schedule 7.2(i).

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         "Trademark and URL Option" has the meaning set forth in Section 2.1(i).

     "Trademarks" means the trademarks, service marks, trade dress, logos, trade names and corporate names set forth in the schedule attached hereto as Exhibit B, together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing

         "Transaction Related Contract" has the meaning set forth in Section
3.6.

     "TV" or "TV set" means a video monitor with an integrated tuner, the primary purpose of which is the reception and display of broadcast television.

     "URLs" means the World Wide Web domain names set forth in Exhibit C, together with all registered or unregistered trademarks, service marks, copyrights or other intellectual property or proprietary rights based on or related to the URLs, and all goodwill associated with the URLs.

         "Work" has the meaning set forth in Section 6.1.

2.       Grant of Licenses.
2.1.     The Licenses.

     (a) Axeda hereby grants to Sonic IP, subject to the provisions of this Agreement, an irrevocable, exclusive, worldwide, perpetual, fully transferable, royalty-free, fully paid-up right and license to research and develop, use, modify, make Improvements to, market, distribute and otherwise exploit the Licensed Intellectual Property for any purpose, and full rights (i) to sublicense the Licensed Intellectual Property to others, to incorporate the Licensed Intellectual Property into its own Intellectual Property, and to create derivative works based on the Licensed Intellectual Property and the Intellectual Property of others, including Sonic IP Affiliates, and (ii) to invent, manufacture, use, market, distribute, license, sell and otherwise exploit products and services containing or otherwise based on the Licensed Intellectual Property anywhere in the world and sublicense others to do the same.

     (b) Without limiting the rights granted by Section 2.1(a), subject to the provisions of this Agreement, Sonic IP shall be and hereby is irrevocably appointed the exclusive, worldwide distributor of the Licensed Intellectual Property, with full rights to appoint sub-distributors of the Licensed Intellectual Property, with full rights to distribute and market the Licensed Intellectual Property (including the right to distribute, market and sell products and services

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containing or otherwise based upon the Licensed Intellectual Property), subject to the restrictions set forth in Sections 2.1(c), 2.1(d) and 2.1(e).

     (c) Notwithstanding Sections 2.1(a), 2.1(b) and 6, in no event shall Sonic IP, or its transferees, successors, licensees, assigns, sub-distributors or sublicensees, be entitled to research and develop, use, modify, make Improvements to, sell or exploit the Restricted Intellectual Property or the Restricted Work in or for the Consumer Electronics Market prior to the expiration of the 5-year period described in Section 2.2 of the RIP License, except as permitted pursuant to Section 2.4 of the RIP License.

     (d) Notwithstanding Sections 2.1(a), 2.1(b) and 6, the Restricted Intellectual Property and the Restricted Work is for use and distribution solely in connection with Personal Computers (or other devices within the Personal Computer Market).

     (e) Whenever Sonic IP enters into an agreement to license or otherwise deliver any of the Restricted Intellectual Property or Restricted Work, Sonic IP shall provide an express written statement in the license agreement or other relevant document that will provide substantially the following: "The licensed technology is for use solely in connection with Personal Computers (or other devices within the Personal Computer Market)."

     (f) If at any time Sonic IP conceives, develops, makes, devises or otherwise acquires any Improvement, any such Improvement shall belong exclusively to Sonic IP, which shall be entitled to research and develop, use, modify, make Improvements to, market, distribute, sell and otherwise exploit such Improvement for any purpose whatsoever; provided, however, that (i) Sonic IP's rights in any such Improvement are subject to Axeda's underlying ownership interest in the Licensed Intellectual Property from which such Improvement is derived, and (ii) the restrictions set forth in Sections 2.1(c), 2.1(d) and 2.1(e) shall be applicable with respect to any Improvements on Restricted Intellectual Property or Restricted Work.

     (g) Axeda hereby grants to Sonic IP, subject to the provisions of this Agreement, an irrevocable, exclusive, worldwide, perpetual, fully transferable, royalty-free, fully paid-up right and license to use the Trademarks subject to
Section 5.6 for any lawful purpose, with full rights (i) to sublicense the Trademarks to others, to incorporate the Trademarks into its own trademarks, service marks, trade dress, logos, trade names and corporate names, and to create derivative works based on the Trademarks and the trademarks, service marks, trade dress, logos, trade names and corporate names of others, including Sonic IP Affiliates, and (ii) to invent, manufacture, use, market, distribute, license, sell and

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otherwise exploit products under or containing the Trademarks anywhere in the world and sublicense others to do the same.

     (h) Axeda hereby grants to Sonic IP, subject to the provisions of this Agreement, an irrevocable, exclusive, worldwide, perpetual, fully transferable, royalty-free, fully paid-up right and license to use, modify, market and otherwise exploit the URLs for any legal purpose whatsoever.

     (i) Axeda hereby grants Sonic IP an irrevocable option to purchase and acquire the Trademarks or the URLs, together with the goodwill associated therewith, at any time during the term hereof (the "Trademark and URL Option") for the sum of $100. The Trademark and URL Option may be exercised by Sonic IP by giving written notice of such exercise to Axeda, accompanied by Sonic IP's good company check in the amount of $100 payable to Axeda. At any time and from time to time after Sonic IP's exercise of the Trademark and URL Option, at Sonic IP's request and without further consideration, Axeda shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as may be reasonably necessary to transfer, convey and assign to Sonic IP all of its right, title and interest in and to the Trademarks or URLs and to otherwise carry out the terms and purposes of this
Section 2.1(i). At any time and from time to time after Sonic IP's exercise of the Trademark and URL Option, at Axeda's request and without further consideration, Sonic IP shall execute and deliver such other documents and take such action as may be reasonably necessary to carry out the terms and purposes of this Section 2.1(i). The Trademark and URL Option may be transferred or assigned among Sonic IP and any of its Affiliates at any time and from time to time.

     (j) Notwithstanding Sections 2.1(g) and 2.1(h), the Trademarks and the URLs are only licensed to Sonic IP for use solely in connection with Personal Computers (or other devices within the Personal Computer Market), and neither Sonic IP nor any of its transferees, licensees, sublicensees, successors or assigns, shall use the Trademarks or URLs other than in connection with Personal Computers (or other devices within the Personal Computer Market). All good will associated with the use of the Trademarks and URLs shall inure to the benefit of Axeda.

     (k) Axeda hereby grants to Sonic IP, subject to the provisions of this Agreement, an irrevocable, perpetual, worldwide sublicense to use, reproduce and otherwise exploit the Real Time Encoder Components in any manner and for any commercial purpose in the Personal Computer Market. Sonic IP shall use its reasonable efforts to protect the Intellectual Property rights in the Real Time Encoder Components and shall promptly report to Axeda any infringement or misappropriation of such rights of which Sonic IP acquires Knowledge.

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     2.2. The License Fee. For and as full consideration for the rights and licenses granted hereunder, Sonic IP shall pay and deliver to Axeda, by wire transfer, a one-time, fixed License Fee of $1,729,900 in immediately available funds upon the execution and delivery of this Agreement.

     2.3. Delivery of Technology. As soon as practicable following the execution and delivery of this Agreement, but in no event later than 2 days after the Agreement Date, Axeda shall deliver to Sonic IP all licenses by which Axeda has acquired rights to technology incorporated into the Licensed Intellectual Property and all source code, firmware, operating systems, specifications, algorithms, data, databases and related documentation files and other data, files, instruments and documents representing and/or pertaining to the Licensed Intellectual Property by electronic transfer, and shall take any action reasonably necessary to put Sonic IP in possession of all such technology. To the extent it is not practicable for databases to be transferred by such date, Axeda may choose to provide for secure web access by employees of Sonic IP to such databases.

     2.4. Not an Assignment of any Assets. The licenses of the Licensed Intellectual Property do not constitute a sale or assignment by Axeda or any of its Affiliates of any of its assets, nor shall Sonic IP or its Affiliates become Axeda's assignee hereby.

     2.5. Consents or Approvals by Prior Assignees. Subject to the provisions of this Agreement, if Sonic IP or any Affiliate of Sonic IP shall, at any time after the Agreement Date, obtain a written consent, approval or agreement from the Prior Assignees relaxing the Prior Agreements Restrictions, then the restrictions set forth in Sections 2.1(c), 2.1(d), 2.1(e), 2.1(f) and 2.1(j) shall be amended or revised mutatis mutandis. Axeda shall cooperate in all reasonable respects with Sonic IP or its Affiliates in their reasonable attempts to obtain any such written consent, approval or agreement; provided there is no cost or charge to Axeda (except for incidental costs in connection with its review of such consent, approval or agreement). Sonic IP expressly assumes all responsibility for any Damages, lost data, lost profits and other consequential and other damages related to obtaining such written consent(s), approval(s) or agreement(s) and shall reimburse, indemnify and hold harmless Axeda and its successors and assigns and their respective present or future officers, directors, employees, affiliates, stockholders or agents for, against and in respect of any and all Claims related to the foregoing. The foregoing indemnification obligation is independent of and does not offset or reduce Sonic IP's indemnification obligations under Section 7. Sonic IP shall provide Axeda with copies of any communications with the Prior Assignee in connection with the foregoing.

2.6.     Assignment of Licensed IP Contracts.

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     (a) Schedule 2.6 sets forth each of the agreements pursuant to which Axeda licenses Intellectual Property comprising any part of the Licensed Intellectual Property (each, a "Licensed IP Contract"). Axeda hereby grants Sonic IP, for the term of each respective Licensed IP Contract, an irrevocable, non-exclusive, worldwide license (the "Section 2.6 License") to use and copy the Intellectual Property covered by the Licensed IP Contracts and incorporate the same into the Licensed Intellectual Property, subject to the restrictions set forth in Sections 2.1(c), 2.1(d), 2.1(e), 2.1(f) and 2.1(j); and Sonic IP shall pay all royalties and other charges arising from Sonic's use and copying of the Intellectual Property covered by the Licensed IP Contracts to the respective licensor thereunder and shall otherwise assume all of the obligations pursuant to each such contract. During the term of this Section 2.6 License, Sonic IP shall use commercially reasonable efforts, at no third-party cost to Sonic IP except for incidental legal expense, to cause the licensor under each Licensed IP Contract to transfer the rights under such Licensed IP Contract to Sonic IP or to otherwise grant Sonic IP the same or substantially similar rights.

     (b) To the extent that any Licensed IP Contract may not be sub-licensed as set forth in Section 2.6(a) or the respective rights thereunder are not otherwise transferable to Sonic IP without the consent, approval or waiver of another Person, or if such sub-license or transfer of rights would constitute a breach thereof or a violation of any applicable law or any agreement with any third party, then this Agreement shall not constitute a sub-license assignment or transfer (or an attempted sub-license or transfer) thereof until such consent, approval or waiver by such party or parties has been duly obtained. Axeda shall use commercially reasonable efforts to obtain all such consents, approvals or waivers of such other Person to such assignment within 30 days following the Agreement Date. Sonic IP shall cooperate with Axeda, at no third-party cost to Sonic IP except for incidental legal expense, and shall supply relevant information to such Person as may be reasonably requested in order to assist Axeda in its obligations under this Section 2.6. Notwithstanding any other provision of this Agreement, the Intellectual Property licensed to Axeda pursuant to each Licensed IP Contract shall not constitute Licensed Intellectual Property following the permitted assumption of such rights by Sonic IP; and Sonic IP shall promptly reimburse Axeda for all payments due to the respective licensors under each Licensed IP Contract resulting from Sonic IP's use and exploitation of the Licensed Intellectual Property until the assignment by the licensor of each such Licensed IP Contract to Sonic IP.

     3. Representations and Warranties of Axeda. Except as set forth in the Axeda Disclosure Schedules attached to this Agreement (the "Axeda Disclosure Schedules"), Axeda represents and warrants to Sonic IP as follows:

     3.1. Organization of Axeda. Axeda Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation. RIP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, its jurisdiction of incorporation. ROCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation. All of the issued and outstanding capital stock of RIP and ROCI is owned beneficially and of record by Axeda Systems.

     3.2. Authorization of Transaction. Axeda has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the execution, delivery and performance of this Agreement by Axeda has been authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Axeda in accordance with the provisions hereof and thereof will be, duly executed and delivered on behalf of Axeda by duly authorized officers of Axeda. Except as may otherwise be affected by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or principles affecting creditors' rights or remedies, this Agreement constitutes the valid and legally binding obligation of Axeda, enforceable in accordance with its terms and conditions.

     3.3. Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated thereby will (i) to the Knowledge of Axeda, result in a material violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Axeda is subject; (ii) violate any provision of the charter or bylaws of Axeda; or (iii) except as set forth in Schedule 3.3 of the Axeda Disclosure Schedules, to the Knowledge of Axeda, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement relating to the Business to which Axeda is a Party, by which it is bound or to which it is subject (or result in the imposition of any Encumbrance upon any of the Licensed Intellectual Property except for any default which does not materially and adversely affect the Licensed Intellectual Property. To the Knowledge of Axeda, Axeda is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     3.4. Brokers' Fees. Axeda has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sonic Solutions or Sonic IP could become liable or obligated.

     3.5. No Third-Party Options. Except as set forth in Schedule 3.5 of the Axeda Disclosure Schedules, there are no existing agreements, options, commitments or rights with, to or of any Person to acquire any of Axeda's assets, properties or rights included in the Licensed Intellectual Property or any interest therein.

     3.6. Licenses and Other Agreements. Except as set forth in Schedule 3.6 of the Axeda Disclosure Schedules, each of the Licensed IP Contracts and each other agreement, instrument or document in or pursuant to which Sonic IP is to acquire rights or obligations under this Agreement (each a "Transaction Related Contract"), is valid and enforceable in accordance with its terms in all material respects; Axeda is, and to the Knowledge of Axeda all other parties thereto are, in compliance with the material provisions thereof; Axeda is not, and to the Knowledge of Axeda no other Party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Transaction Related Contract; and to the Knowledge of Axeda no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Except as set forth in Schedule 3.6 of the Axeda Disclosure Schedules, no Transaction Related Contract requires the consent of any Person to its assignment in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, Axeda has not received any Claims from nor threatened or instituted any Claims or Proceedings against the Prior Assignee, nor has the Prior Assignee instituted any Proceedings nor, to the Knowledge of Axeda, threatened any Claims or the institution of any Proceedings against Axeda. Axeda has provided Sonic IP with copies of all written communications since March 1, 2001, between the Prior Assignee and Axeda relating to the Licensed Intellectual Property.

3.7.     Intellectual Property.

     (a) Except as set forth in Schedule 3.7A of the Axeda Disclosure Schedules, the only Intellectual Property Axeda has owned, possessed, licensed or used principally in connection with the operations of the Business as now or heretofore conducted, in any material respect, is the Licensed Intellectual Property. Except as disclosed in such Schedule 3.7A, all right, title and interest in and to the Licensed Intellectual Property are owned by Axeda, free and clear of all

Encumbrances created or consented to by Axeda or Encumbrances resulting from the non-payment of Taxes, are, respectively, fully able to be licensed to Sonic IP, and, to the Knowledge of Axeda, no Person other than Axeda has any interest of any kind or character in or to the Licensed Intellectual Property. To the Knowledge of Axeda, except as set forth in Schedule 3.7A of the Axeda Disclosure Schedules, the Licensed Intellectual Property does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person, and Axeda's development, use or exploitation of the Licensed Intellectual Property does not violate any rights of any other Person. Except as disclosed in such Schedule 3.7A, Axeda has not received any notice of any Claim of infringement or any other Claim or Proceeding relating to, nor, to the Knowledge of Axeda, is Axeda in default under, any Licensed Intellectual Property or any Intellectual Property owned or claimed by another Person. To its Knowledge, Axeda does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Licensed Intellectual Property. Except as set forth in Schedule 3.7A of the Axeda Disclosure Schedules, Axeda has not granted to any other Person any license, option or other rights to develop, use, sell or exploit in any manner any of the Licensed Intellectual Property, whether requiring the payment of royalties or not, nor, to the Knowledge of Axeda, do any such licenses, options or other rights exist.

     (b) Axeda has obtained non-disclosure agreements from all persons having access to the proprietary information relating to the Business and, to its Knowledge, has otherwise taken all commercially reasonable measures to protect the proprietary nature of the Licensed Intellectual Property. Schedule 3.7B of the Axeda Disclosure Schedules lists all non-competition, confidentiality or non-disclosure agreements which relate to the Business by which Axeda or, to the Knowledge of Axeda, any of Axeda's employees or agents engaged in the Business is bound.

     (c) Exhibits A(1) and A(2) list each patent, patent application, copyright registration or application therefor, and mask work registration or application therefor representing the Licensed Intellectual Property, whether relating to the Software or otherwise.

3.8.     The Software.

     (a) The Software is in both machine-readable object code form and human-readable source code form, contains all current revisions of and modifications, updates, upgrades and improvements to such software (including all bug fixes), to the Knowledge of Axeda the current version of the Software commercially distributed by Axeda is free of any substantial defects in programming and operation, and, as licensed to Sonic IP pursuant to the Technology License, includes all computer programs, materials, know-how, object and source codes, and electronic documentation, notes and materials related to the Software or the development of any program or product based on the Software or any part thereof.

     (b) Neither Axeda nor, to the Knowledge of Axeda, any employee or agent of Axeda has developed or assisted in the Improvement of the Software or any part thereof except for Improvements included in the Software as licensed to Sonic IP pursuant hereto.

     (c) To the Knowledge of Axeda, no employee of Axeda is, or is now planning to be, in default under any term of any employment contract, agreement or arrangement relating to the Software or non-competition arrangement, or any other contract or any restrictive covenant relating to the Software or its development or exploitation.

     (d) Except as set forth in Schedule 3.8D of the Axeda Disclosure Schedules, Axeda has kept secret and has not disclosed the source code for the Software to any Person other than certain employees of Axeda who are subject to the terms of a binding confidentiality agreement with respect thereto. Axeda has, to its Knowledge, taken all commercially reasonable measures to protect the confidential and proprietary nature of the Software, including the use of confidentiality agreements with all of its employees and agents having access to the Software source and object code.

     3.9. Trademarks. Exhibit B lists each Trademark registration or application therefor of Axeda relating directly or indirectly to the Licensed Intellectual Property or the Business. Axeda does not share ownership in any of the Trademarks with any other Person.

     3.10. URLs. Exhibit C lists each URL registration or application therefor of Axeda relating directly or indirectly to the Licensed Intellectual Property or the Business.

     3.11. SEC Filings. Axeda has timely filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission and the Nasdaq National Market in the last 6 months (the "Reports"). Each Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or Nasdaq, as the case may be, and (ii) did not at the time it was filed or, if amended, supplemented or superseded, as of the date of such amendment, supplement or superseding filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     3.12. Legal Compliance. To the Knowledge of Axeda, Axeda has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where the failure to so comply would not have a material adverse effect on the Business.

     3.13. Proceedings. Except as set forth in Schedule 3.13 of the Axeda Disclosure Schedules, no Proceeding is pending or, to the Knowledge of Axeda, threatened against Axeda which relates to the Licensed Intellectual Property or the transactions contemplated by this Agreement, nor, to the actual knowledge of the Axeda executives identified under the definition of "Knowledge," are there any circumstances relating to the Licensed Intellectual Property which, with the passage of time or the giving of notice, or both, would be reasonably likely to give rise to a Claim, the result of which would be reasonably likely to materially and adversely affect the Licensed Intellectual Property or the transactions contemplated by this Agreement or otherwise materially impede the performance of Axeda's obligations under this Agreement. Axeda is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which adversely affects the Licensed Intellectual Property or the transactions contemplated by this Agreement or otherwise impedes the performance of Axeda's obligations under this Agreement.

     3.14. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, Axeda makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets, liabilities or operations (including the Licensed Intellectual Property), including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Sonic IP hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, Sonic IP is licensing the Licensed Intellectual Property on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Axeda makes no representation or warranty regarding any assets other than the Licensed Intellectual Property or any liabilities, and none shall be implied at law or in equity.

     4. Representations and Warranties of Sonic IP. Sonic IP represents and warrants to Axeda as follows:

     4.1. Organization of Sonic IP. Sonic IP is a corporation duly organized, validly existing and in good standing under the laws of the State of California, the jurisdiction of its incorporation. All of the issued and outstanding capital stock of Sonic IP is owned of record or beneficially by Sonic Solutions.

     4.2. Authorization of Transaction. Sonic IP has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the execution, delivery and performance of this Agreement by Sonic IP has been authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Sonic IP in accordance with the provisions hereof will be, duly executed and delivered on behalf of Sonic IP by duly authorized officers of Sonic IP. Except as may otherwise be affected by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or principles affecting creditors' rights or remedies, this Agreement constitutes the valid and legally binding obligation of Sonic IP, enforceable in accordance with its terms and conditions.

     4.3. Noncontravention. To the Knowledge of Sonic IP, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Sonic IP is subject, or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Sonic IP is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest on any of its assets). To the Knowledge of Sonic IP, Sonic IP is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where such failure to give notice, file or obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     4.4. Brokers' Fees. Sonic IP has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Axeda could become liable or obligated.

     4.5. Legal Compliance. To the Knowledge of Sonic IP, Sonic IP has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where the failure to so comply would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement

     4.6. Proceedings. There is no Proceeding pending or, to the Knowledge of Sonic IP, threatened, at law or in equity, that could adversely affect, contest or challenge Sonic IP's authority, right or ability to license any of the Licensed Intellectual Property from Axeda hereunder or otherwise perform Sonic IP's obligations under this Agreement.

     4.7. Investigation by Sonic IP. Sonic IP has conducted an investigation, review and analysis of the Licensed Intellectual Property, which investigation, review and analysis was performed by Sonic IP and, to the extent Sonic IP deemed necessary and appropriate, by Sonic IP's advisers and representatives. Sonic IP acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of Axeda it has deemed necessary to enter into this Agreement and, at execution and delivery of this Agreement, to consummate the transactions contemplated hereby.

5.       Covenants.

     5.1. Further Actions. Each of the Parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be commercially reasonable to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

5.2.     Confidentiality.

     (a) A Receiving Party shall, with respect to any Confidential Information received by it from a Disclosing Party: (i) use such Confidential Information only for the purposes of effecting the transactions contemplated or otherwise permitted by this Agreement; (ii) hold such Confidential Information in confidence by the use of the same methods and degree of care to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and confidential information; (iii) not disclose any Confidential Information to any third party (other than directors and officers of the Receiving Party, employees of the Receiving Party involved directly with this Agreement and the transactions contemplated hereby and counsel and financial advisors to the Receiving Party, all of whom shall be informed of the confidential nature of the Confidential Information), without the prior consent of the Disclosing Party; and (iv) promptly return the Confidential Information received in any tangible form to the Disclosing Party at the request of the Disclosing Party and retain no reproductions, copies, extracts or summaries of any Confidential Information. Each of the Parties shall treat this Agreement and its terms and conditions as Confidential Information received from the other Party, subject, however, only to clauses (i), (ii) and (iii) of this Section 5.2(a) and to Section 5.3.

     (b) Without limiting the generality of Section 5.2(a), following the execution and delivery of this Agreement, Axeda shall: (i) not develop, use, modify, make Improvements to, sell or otherwise exploit the Licensed Intellectual Property, the Software or any Software Information except strictly in accordance with the terms of a valid written license from Sonic IP; (ii) hold the Licensed Intellectual Property, the Software and all Software Information in confidence by the use of the same methods and degree of care to prevent disclosure of the Software and all Software Information as it uses to prevent disclosure of its own source codes and proprietary and confidential information; and (iii) not disclose the Licensed Intellectual Property, the Software or any Software Information to any third party except in accordance with a valid written license from Sonic IP.

     (c) Sonic IP shall keep all copies of all source code comprising Licensed Intellectual Property, all Restricted Work and all Improvements on the foregoing (collectively, "Sonic Segregated Code") in a separate and distinct physical location from all source code not comprising Sonic Segregated Code. The Parties acknowledge and agree that the purpose of this Section 5.2(c) is to help ensure that none of the Sonic Segregated Code will be used, whether intentionally or otherwise, in violation of the provisions of Section 2.

     (d) Axeda shall keep all of its copies of all source code comprising Licensed Intellectual Property and any Improvements thereon (collectively, "Axeda Segregated Code") in a separate and distinct physical location from all source code not comprising Axeda Segregated Code, and Axeda shall not use or refer to the Axeda Segregated Code in connection with any products in the Personal Computer Market, without Sonic's prior written consent. The Parties acknowledge and agree that the purpose of this Section 5.2(d) is to help ensure that if Axeda were to later determine to develop products for, or sell products in, the Personal Computer Market, that it would not refer to the source code for the Licensed Intellectual Property in connection with any such product offering.

     5.3. Public Announcements. On and prior to the execution and delivery of this Agreement, Sonic IP and Axeda shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated hereby.

     5.4. Regulatory and Other Authorizations; Consents. Each Party hereto will use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

     5.5. Restricted Intellectual Property; Prior Assignee Obligations. The Parties acknowledge that the RIP License contains restrictions on the use or other exploitation of the Restricted Intellectual Property and the Restricted Work in the Consumer Electronics Market for the period set forth in the RIP License. Axeda shall comply, and shall cause each of its Affiliates to comply, in all respects with each of its and their obligations to the Prior Assignee under the Prior Acquisition Agreement and the Ancillary Agreements. Without limiting any other provision hereof, Axeda shall provide Sonic IP with copies of any notices, consents, requests, demands and other written communications it receives from the Prior Assignee under the Prior Acquisition Agreement and the Ancillary Agreements with respect to the Licensed Intellectual Property. Sonic IP shall provide Axeda with copies of any notices, consents, requests, demands and other communications it receives from the Prior Assignee alleging a breach by Sonic IP of the Prior Agreements Restrictions or an infringement in connection with the use of the Licensed Intellectual Property by Sonic IP.

     5.6. Trademark Quality. The Parties recognize the high quality of and reputation enjoyed by Sonic IP's existing products and services. The Parties similarly recognize the high quality of and reputation enjoyed by Axeda with respect to the products and services that Axeda sells and licenses under the Trademarks. Sonic IP shall maintain a consistent level of quality in the Products it distributes under the Trademarks, which quality shall be substantially equal to or higher than that of Sonic IP's other products and services, in order to maintain and preserve the quality and standards associated with the Trademarks.

     5.7. Customer Contracts. Except as expressly set forth in this Section 5.7, Axeda has terminated any and all contracts with customers related to the Business ("Customer Contracts") effective prior to the Agreement Date and Sonic IP assumes no liabilities thereunder. All Customer Contracts that Axeda has been unable to terminate as of the Agreement Date are listed on Schedule 5.7 of the Axeda Disclosure Schedules (the "Continuing Customer Contracts"), along with the expiration date of each Continuing Customer Contract and the Customer under each Continuing Customer Contract. Sonic IP hereby grants Axeda an irrevocable, non-exclusive, royalty-free (except as set forth below) license back of all of the Licensed Intellectual Property to use and to sublicense the Licensed Intellectual Property to the Customers, but only to the extent reasonably necessary to enable Axeda to comply with its obligations under the Continuing Customer Contracts until the earlier to occur of (i) 90 days following the Agreement Date or (ii) such Continuing Customer Contracts are terminated or expire as set forth below. The license granted in this Section 5.7 is limited to the express uses allowed in this Section 5.7, and Sonic IP otherwise retains exclusive rights in and to the Licensed Intellectual Property pursuant to the terms and conditions of this Agreement. Axeda shall use all reasonable efforts to terminate the license granted in this Section 5.7 and the Continuing Customer Contracts as soon as is practicable after the Agreement Date, and shall in no event extend, renew or modify the terms of any of the Continuing Customer Contracts. Axeda shall pay to Sonic IP all revenue that Axeda receives under the Continuing Customer Contracts after the Agreement Date (less only payments that Axeda makes to Dolby for Dolby licensing fees in connection with the specific Continuing Customer Contracts for which it has received revenue) within 10 days after receipt of such revenue by Axeda. Sonic IP shall provide to Axeda or the Customer (on behalf of Axeda) any support obligations reasonably required pursuant to the Continuing Customer Contracts, and Axeda shall pay Sonic IP for provision of such support obligations on a time and materials basis at Sonic IP's most favorable scheduled rate.

5.8.     Grant Back.

     (a) Sonic IP hereby grants an irrevocable, non-exclusive, non-transferable, object code-only license back to Axeda (the "Grant Back License") to use and sublicense the Licensed Products, but solely for Permitted Purposes.

     (b) The Grant Back License shall apply to the Licensed Intellectual Property, but shall exclude the Grant Back Exclusions.

     (c) In consideration of the Grant Back License and in addition to the amounts due to Sonic IP under Section 5.8(d), Axeda will pay to Sonic IP the Grant Back Royalty.

     (d) Sonic IP shall provide to Axeda, or to the Prior Licensees on behalf of Axeda, any support obligations reasonably required pursuant to any Settlement. Axeda will pay Sonic IP for providing such support on a time and materials basis at Sonic IP's most favorable scheduled rate. In addition, Axeda shall pay Sonic IP on a time and materials basis at Sonic IP's most favorable scheduled rate for all other costs to Sonic IP (including out-of-pocket costs and Sonic IP's employee time or any other resource expended by Sonic IP) associated with providing the Grant Back License.

     (e) THE LICENSED PRODUCT IS LICENSED TO AXEDA HEREUNDER ON AN "AS IS" BASIS. SONIC IP MAKES NO WARRANTIES REGARDING THE LICENSED PRODUCT, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABLITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. IN NO EVENT SHALL SONIC IP OR ITS SUPPLIERS OR AGENTS BE LIABLE

TO AXEDA OR ANY OTHER PARTY FOR DAMAGES OF ANY KIND ARISING FROM USE OF THE LICENSED PRODUCT, WHETHER RESULTING FROM A TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHER FORM OF ACTION, INCLUDING DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THE LICENSE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. Axeda expressly assumes all responsibility for any Damages, lost data, lost profits and other consequential and other damages that may result in any way out of the Grant Back License, including without limitation use of the Licensed Product, whether by Axeda, the Prior Licensees, or any other person or entity, and Axeda shall reimburse, indemnify and hold harmless Sonic IP and its successors and assigns and their respective present or future officers, directors, employees, affiliates, stockholders or agents for, against and in respect of any and all Claims related to the foregoing. The foregoing indemnification obligation is independent of and does not offset or reduce Axeda's indemnification obligations under Section 7, nor shall Axeda have any right to offset any such Claims against sums due and payable by Axeda to Sonic IP under Sections 5.8(c) or 5.8(d).

     5.9. Audit. Axeda shall maintain accurate and complete records specifically relating to the fees received by it under the Continuing Customer Contracts and the Grant Back License (including the number of copies of the Licensed Product provided to the Prior Licensees) and, upon reasonable notice, Sonic IP shall have the right to retain an independent public accounting firm, reasonably acceptable to Axeda, to audit Axeda's books and records solely for the purpose of confirming the accuracy of the license fees or other revenues due and owing to Sonic IP under Sections 5.7 and 5.8. Any such audit shall be performed on at least 10 days' prior written notice to Axeda, during normal business hours and, at Axeda's option, subject to the independent accounting firm's execution of a reasonable confidentiality agreement. The independent accounting firm shall report to Sonic IP only whether the correct amounts have been reported and/or the correct royalties have been paid, as applicable, and, if not, the amount of the discrepancy. Audits shall be conducted no more frequently than twice in any 12-month period, unless the preceding audit revealed a discrepancy, in which case the next audit may be conducted at any reasonable time upon Sonic IP's request. Any such audit shall be performed at Sonic IP's expense. Axeda shall retain its records with respect hereto for a minimum period of 3 years from the date such records were generated. Notwithstanding the foregoing, all costs reasonably incurred by Sonic IP in conducting any such audit shall be reimbursed by Axeda in the event that it is determined that Axeda has understated the number of copies of Licensed Product provided to the Prior Licensees by more than 5% or that Axeda has otherwise violated the terms of the Grant Back License. In addition, Axeda agrees to pay any amount determined to be due as a result of the audit within 30 days of its completion, together with interest on the unpaid amount at a rate of 12% per annum calculated from the date the payment originally would have been due through the date of payment.

     5.10. E-mail. Sonic IP shall use reasonable efforts to assist Axeda in receiving email directed to "employee@ravisent.com" (i.e., the respective email addresses for Axeda's employees) until December 31, 2002.

6.       Maintenance and Improvements.

     6.1. Axeda to Maintain Restricted Intellectual Property. Subject to the provisions of this Agreement, Sonic IP hereby engages Axeda to provide certain of its employees listed in Schedule 6.1 hereto (the "Designated Employees") to perform certain services to be described from time to time by Sonic IP (the "Services") with a view to creating certain (i) know-how, inventions and Improvements (whether or not patentable, reduced to practice, or made the subject of one or more pending patent applications); (ii) copyrights and copyrightable works (whether or not registered as such), mask works, trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, technical data and related information); and (iii) computer software (including source code, object code, firmware, operating systems, development tools, specifications, algorithms, data and databases and related schematics, flow charts, programmer's notes and other documentation) (the items listed in clauses
(i) through (iii) being collectively referred to as the "Work") solely with respect to the Licensed Intellectual Property for a period ending December 31, 2002 (the "Maintenance Term"), and Axeda accepts such engagement on the terms and conditions set forth in this Section 6; provided that in no event shall Sonic IP require Axeda to provide Services in or for the Consumer Electronics Market prior to the expiration of the 5-year period described in Section 2.2 of the RIP License, except as permitted pursuant to Section 2.4 of the RIP License.

     6.2. Use of Designated Employees. Only the Designated Employees shall perform the Services, whose work shall be managed by Sonic IP. Axeda shall pay all salaries and expenses of, and all federal and state taxes, including social security, unemployment taxes and any other payroll or withholding taxes relating to, such Designated Employees. Axeda shall be considered, for all purposes, an independent contractor, and it shall not, directly or indirectly, act as an agent, servant or employee of Sonic IP, or make any commitments or incur any liabilities on behalf of Sonic IP without its prior written consent.

     6.3.  Maintenance  Fee.  Sonic IP shall  pay  Axeda  the fees set  forth in
Schedule 6.3 in consideration for performance of the Services.

     6.4. Termination of Services. Sonic IP shall have the right to terminate the Services at any time upon not less than 7 days' notice to Axeda specifying the effective date for termination.

     6.5. Work Made for Hire. Subject to the provisions of this Agreement, the Services performed for, and all Work conceived, developed, made, devised for, or otherwise acquired by, Sonic IP under this Section 6 have been specially ordered or commissioned as a work made-for-hire for use by Sonic IP, and Sonic IP shall own all right, title and interest thereto, subject to any underlying ownership rights of Axeda in any Licensed Intellectual Property for which any Work constitutes an Improvement. Axeda further acknowledges that Sonic IP shall be considered the author or inventor of the Work for purposes of copyright or patent registration, shall own all rights in and to the copyright or patent of the Work, and shall have the right to register and renew the copyright or patent in its name or the name of its nominee(s) or assignee(s). Subject to the provisions of this Agreement, to the extent that the Work does not vest in Sonic IP as a work made-for-hire, Axeda hereby irrevocably grants, assigns and transfers all of Axeda's right, title and interest in and to the Work to Sonic IP. Without limiting the foregoing, Axeda hereby waives any and all claims that Axeda may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of "droit moral" in connection with the Work. It shall be the responsibility of Axeda to obtain such grants, assignments, transfers and waivers from the Designated Employees as is necessary or appropriate for Sonic IP to acquire all right, title and interest in and to the Work. Subject to the provisions of this Agreement, upon the reasonable request of Sonic IP, Axeda shall execute any assignments or similar documents necessary to give effect to the intent of this Section 6.5.

     6.6. No Warranty on Work. Notwithstanding any other provision of this Agreement to the contrary, Axeda makes no representation or warranty in connection with the Work, including whether the Work infringes any patent, copyright or other rights of any other person, and Axeda shall have no obligation to indemnify or hold Sonic IP harmless in respect thereof. IN NO EVENT SHALL AXEDA OR ITS SUPPLIERS OR AGENTS BE LIABLE TO SONIC IP OR ANY OTHER PARTY FOR DAMAGES OF ANY KIND ARISING FROM THE WORK, WHETHER RESULTING FROM A TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHER FORM OF ACTION, INCLUDING DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THE WORK, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL

PURPOSE OF ANY REMEDY. Sonic IP expressly assumes all responsibility for any Damages, lost data, lost profits and other consequential and other damages that may result in any way out of the Work, including without limitation use of the Work, whether by Sonic or any other person or entity, and Sonic IP shall reimburse, indemnify and hold harmless Axeda and its successors and assigns and their respective present or future officers, directors, employees, affiliates, stockholders or agents for, against and in respect of any and all Claims related to the foregoing. The foregoing indemnification obligation is independent of and does not offset or reduce Sonic IP's indemnification obligations under Section
7. Nothing in this Section 6.6 shall be deemed to restrict or limit, however, any representations or warranties relating to the Licensed Intellectual Property or any indemnification obligations which Axeda may have made to or owe to Sonic IP under or in connection with any other provision of this Agreement.

7.       Indemnification.

     7.1. Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.7 and 3.8 (the "IP Representations"), all of the representations and warranties of the Parties contained in this Agreement shall survive the execution and delivery (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of execution and delivery) and continue in full force and effect for a period of 2 years following the execution and delivery. The IP Representations shall survive the execution and delivery (even if Sonic IP or any of its Affiliates knew or had reason to know of any misrepresentation or breach of warranty at the time of execution and delivery ) and continue in full force and effect for a period of 3 years following the execution and delivery. Covenants, undertakings and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and shall continue to be enforceable in accordance with their respective terms (subject to any applicable statutes of limitations).

7.2.     General Indemnification Obligation of Axeda.

     (a) Subject to Section 7.1 and except as provided in Section 7.2(b), Axeda shall reimburse, indemnify and hold harmless Sonic IP and its successors and assigns and their respective present or future officers, directors, employees, Affiliates, stockholders or agents (each an "Indemnified Sonic Party"), up to a maximum aggregate amount of, but not exceeding, $2,000,000, for, against and in respect of any and all Damages incurred by an Indemnified Sonic Party that result from, relate to or arise out of:

     (i) any and all liabilities and obligations of Axeda, any of its transferees, licensees, sublicensees, successors or assigns of any nature whatsoever, including Claims asserted on, prior to or after the Agreement Date in connection with any development, use, license, sale or exploitation of the Licensed Intellectual Property by Axeda, any of its transferees, licensees, sublicensees, successors or assigns on or prior to the Agreement Date; provided, however, that with respect to Claims asserting an infringement of or an ownership interest in the Licensed Intellectual Property ("Infringement Claims"), Axeda's obligation of indemnification shall be limited to (A) Infringement Claims of which Axeda has Knowledge (except for Infringement Claims asserted after the Agreement Date by those Persons listed in Schedule 7.2(i) of the Axeda Disclosure Schedules in connection with any development, use, license, sale or exploitation of the Licensed Intellectual Property after the Agreement Date by Sonic IP, any of its transferees, licensees, sublicensees, successors or assigns), (B) Infringement Claims brought or asserted by any current or prior director, officer, employee, agent, representative or independent contractor of Axeda, or his or her current, prior or future employers or principals or their respective successors and assigns, except for Sonic IP or its Affiliates, transferees, licensees, sublicensees, successors or assigns and (C) Claims asserted by Third Parties in respect of Third-Party Patents; and

     (ii) any misrepresentation, breach of warranty on the part of Axeda under this Agreement, or any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sonic IP pursuant hereto.

     (b) Subject to Section 7.1, Axeda shall reimburse, indemnify and hold harmless each Indemnified Sonic Party for, against and in respect of any and all Damages incurred by an Indemnified Sonic Party that result from, relate to or arise out of any Claim asserted by the Prior Assignee relating directly or indirectly to the Prior Acquisition Agreement or the Ancillary Agreements, including acts or omissions of Axeda or Sonic directly or indirectly in connection with the execution or delivery of this Agreement, except that Indemnified Sonic Parties shall have no right to be reimbursed, indemnified or held harmless in respect of any such Claim to the extent, but only to the extent, such Claim asserts that Sonic IP or its Affiliates, transferees, licensees, sublicensees, successors or assigns have breached the restrictions on the rights to research and develop, use, modify, make Improvements to, market, distribute or otherwise exploit the Licensed Intellectual Property or the Work set forth in Sections 2.1(c), 2.1(d), 2.1(e), 2.1(f) or 2.1(j) and 6.

7.3.     General Indemnification Obligation of Sonic IP.

     (a) Subject to Section 7.1, Sonic IP shall reimburse, indemnify and hold harmless Axeda and its Affiliates, successors or assigns and their respective present or future officers, directors, employees (except any employees who become employees of Sonic IP), Affiliates, stockholders or agents (each an "Indemnified Axeda Party,"), up to a maximum aggregate amount of, but not exceeding, $2,000,000, against and in respect of any and all Damages incurred by an Indemnified Axeda Party that result from, relate to or arise out of:

     (i) except for Claims in respect of which Indemnified Sonic Parties are entitled to indemnification pursuant to Section 7.2(b) and except as provided in
Section 7.3(b), any and all liabilities and obligations of Sonic IP, any of its transferees, licensees, sublicensees, successors or assigns of any nature whatsoever, including Claims asserted after the Agreement Date in connection with any development, use, license, sale or exploitation of the Licensed Intellectual Property by Sonic IP, any of its transferees, licensees, sublicensees, successors or assigns after the Agreement Date unless such Claim is proximately caused by an act or omission of Axeda or its Affiliates, or any director, officer, employee, agent, representative or independent contractor of Axeda or its Affiliates, transferees, licensees, sublicensees, successors or assigns, on or before the Agreement Date; and

     (ii) any misrepresentation, breach of warranty on the part of Sonic IP under this Agreement, or any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Axeda pursuant hereto.

     (b) Subject to Section 7.1, Sonic IP shall reimburse, indemnify and hold harmless each Indemnified Axeda Party against and in respect of any and all Damages incurred by an Indemnified Axeda Party that result from, relate to or arise out of any Claim by a Third-Party asserted after the Agreement Date that alleges that any development, use, license, sale or exploitation of the Licensed Intellectual Property or Work, or any Improvements thereto, by Sonic IP, any of its transferees, licensees, sublicensees, successors or assigns after the Agreement Date infringes such Third-Party's rights under any claims under any Third-Party Patent. In no event shall Sonic IP have any indemnification obligation under this Section 7.3(b) with respect to Infringement Claims alleging patent infringement by Axeda prior to the Agreement Date asserted by any of the Persons listed in Schedule 7.2(i) of the Axeda Disclosure Schedules.

     7.4. Notice of Claims. In the event that any Claim for which a Party (the "Indemnitor") would be liable to an Indemnified Sonic Party or an Indemnified Axeda Party (without distinction, an "Indemnified Party") hereunder is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnitor of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The failure of the Indemnified Party to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The Indemnitor shall have 30 days following the giving of the Claim Notice (the "Notice Period") to notify the Indemnified Party
(A) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such Claim and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Claim.

     7.5. Right to Defend. In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to Damages for any other matter; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which is in the nature of an injunction or specific performance which admits fault by the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance satisfactory, from all liability in respect of such Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. Notwithstanding the foregoing, if, in the reasonable opinion of the Indemnified Party, any such Claim or resolution of any such Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of the Indemnified Party, then the Indemnified Party shall have the right to control the defense or settlement of any such Claim, and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor hereunder; provided, however, that the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnified Party should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such Claim at its sole cost and expense.

     7.6. Liability of Indemnitor. If the Indemnitor elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified

Party timely notice as provided above or otherwise, then, unless the Indemnitor shall have no duty to indemnify under this Section 7, the amount of any Damages in connection with such Claim shall be conclusively deemed to be a liability of the Indemnitor hereunder to the extent of the Indemnitor's duties hereunder. The Indemnified Party shall have no obligation whatsoever to defend such Claim.

     7.7. Claims Not Involving Third Parties. In the event an Indemnified Party should have a Claim against the Indemnitor hereunder that does not involve a Claim being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnified Party within the Notice Period that it disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnitor hereunder.

     7.8. Payment. Upon the determination of the liability under this Section 7, the appropriate Party shall pay to the other, as the case may be, within 30 days after such determination, the amount of any Claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such Claim pursuant to the foregoing provisions promptly after the other Party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such Claim against any amounts owed by it under any agreements entered into pursuant to this Agreement. Upon the payment in full of any Claim, either by setoff or otherwise, the Party making payment shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such Claim.

     7.9. Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Section 7 are independent of and in addition to the rights which the Parties may have for failure by the other Party to fulfill any agreement or covenant hereunder. In no event, however, shall any Party hereunder be entitled to recover any incidental, indirect, special, consequential or punitive damages whatsoever, whether grounded in tort (including negligence), strict liability or contract, which arise in connection with, or are in any way related to a breach of, this Agreement.

     7.10. Determination of Damages. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time value of money (using the Applicable Federal Rate under the Internal Revenue Code as the discount rate) in determining Damages for purposes of this
Section 7.

8.       Additional Terms and Provisions.

     8.1. No Third-Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement shall not confer any rights or remedies upon any Person, including any Designated Employees, other than the Parties and their respective successors and permitted assigns.

     8.2. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably denied or withheld, delayed or conditioned. Notwithstanding the preceding sentence, Sonic IP and its Affiliates may assign this Agreement in whole or in part at any time and from time to time to any of their respective Affiliates. Nothing in this Section 8.3 shall be deemed to restrict in any manner Sonic IP's rights to license, transfer, assign, sell or sublicense the Licensed Technology in accordance with the provisions of Section 2; provided, however that Sonic IP shall be and remain liable to Axeda for any breach of this Agreement by any licensee, transferee, assignee, purchaser, sub-distributor or sublicensee with respect to the Licensed Intellectual Property.

     8.4. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument. The Parties may execute this Agreement, individually or in a representative capacity, and forward an executed counterpart signature to the other Party by telecopy, overnight express or other means, and the Party receiving such executed counterpart signature shall be authorized to attach it hereto as the legal and valid signature of such executing Party. The Party receiving such executed counterpart signature, together with its attorneys and counsel, shall be entitled to rely on the validity of such executed counterpart signature as fully as if the original of such signature was affixed hereon.

     8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6. Notices. All notices, requests, demands, consents, waivers and other communications required or permitted under this Agreement ("Notices") must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses, if delivered personally, or (ii) 3 days after the date mailed to the appropriate addresses stated below, if mailed by first class certified mail, registered mail or express mail, in each case with postage prepaid and return receipt requested, or (iii) 2 days after the date sent to the appropriate addresses, if sent by an internationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt requested, or (iv) on the date sent to the appropriate addresses or fax numbers, if sent by prepaid telegram, e-mail or fax, provided that a copy is sent within 24 hours thereafter by one of the other methods of giving notices permitted under this Section 8.6. The addresses, e-mail addresses and fax numbers of the Parties and their respective representatives for purposes of this Section 8.6 are set forth below. Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive Notices that are given in accordance with this Section 8.6, and that any person to be given Notices actually receives such Notices. A Party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 8.6 by giving the other Party written notice of the new address in the manner set forth above.

                  If to Sonic IP:   Sonic IP, Inc.
                                            101 Rowland Boulevard, Suite 110
                                            Novato, California 94945
                                            Facsimile No: (415) 893-8008
                                            Email address:  bob_doris@sonic.com


                  With a copy to:   Stafford W.  Keegin, Esq.
                                           Keegin Harrison Schoppert & Smith LLP
                                           1000 Fourth Street, Suite 600
                                           San Rafael, California 94901
                                           Facsimile No.  (415) 456-1921
                                           Email address: skeegin@marinlaw.com

                  If to Axeda:              Axeda Systems Inc.
                                            257 Great Valley Parkway
                                            Malvern, PA 19355
                                            Facsimile No: (610) 695-8503
                                            Email address: tfogarty@axeda.com

                  With a copy to:   Axeda Systems Inc.
                                            257 Great Valley Parkway
                                            Malvern, PA 19355
                                            Attention: General Counsel
                                            Facsimile No: (610) 695-8503
                                            Email address: nbarlas@axeda.com

     8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     8.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Sonic IP and Axeda. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.9. Severability. If a term or provision of this Agreement is determined to be invalid or unenforceable in any situation in any jurisdiction, then, to the full extent the applicable law may be waived, it is hereby waived. To the extent such law cannot be waived, the invalid or unenforceable term or provision shall be replaced by a valid term that comes closest to the intentions of the Parties to this Agreement. In case such replacement term cannot be agreed upon, the invalidity of the term or provision in question shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In addition, the covenants and agreements of a Party to this agreement shall be construed as separate and independent of each other, so that, for example, the exclusive licenses and rights granted in Sections 2.1(a), (b), (g) and (h), which have been fully paid for pursuant to Section 2.2, shall not be rendered executory by virtue of the other covenants and obligations in this Agreement.

     8.10. Expenses. Except as otherwise provided in this Agreement, Sonic IP and Axeda will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     8.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. No rule of strict construction will be applied against any Party.

     8.12. Certain Terms. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; the neuter gender shall include the masculine and feminine genders; and "or" has the inclusive meaning represented by the phrase "and/or." The use herein of the word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated, any reference contained in this Agreement to an Article, Schedule, Exhibit, Section or subsection refers to the provisions of this Agreement.

     8.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     8.14. Counting of Days. If a Party is required to complete the performance of an obligation under this Agreement by a date certain and such date is a Saturday, Sunday or federal bank holiday (collectively, a "Non-Business Day"), then the date for the completion of such performance will be the next succeeding day that is not a Non-Business Day.

     8.15. Attorneys' Fees. If Sonic IP, on the one hand, or any one or more of the Axeda parties, on the other, shall bring any Proceeding, the losing party shall pay to the prevailing party a sum in the amount of its reasonable attorneys' fees and costs incurred in bringing and prosecuting such Proceeding and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Proceeding and shall be paid whether or not such Proceeding is prosecuted to a Decision. Any Decision entered in such Proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party. For the purposes of this paragraph, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation. "Prevailing party" within the meaning of this Section 8.15 means a party which obtains a Decision in its favor in substantially the amount sought to be recovered, a party which agrees to dismiss a Proceeding on the other party's payment of substantially all of the sums allegedly due or performance of substantially all of the covenants allegedly breached, or a party which obtains substantially all the relief sought by it.

     8.16. Joint and Several Liabilities. Unless context otherwise expressly requires, the liabilities and obligations of Axeda herein shall be the joint and several liabilities and obligations of each of Axeda Systems, RIP and ROCI.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Agreement Date.

                                                     "Sonic IP"
                                                     SONIC IP, INC.


                                                     By:  /s/ Robert J. Doris
                                                     Name:  Robert J.  Doris
                                                     Title:   President

                                                     "Axeda:"

                                                     "Axeda Systems"
                                                     Axeda Systems Inc.


                                                     By: /s/ Thomas Fogarty
                                                     Name:  Thomas Fogarty
                                                     Title:    CFO


                                                     "RIP"
                                                     Ravisent I.P., Inc.


                                                     By:  /s/ Thomas Fogarty
                                                     Name:  Thomas Fogarty
                                                     Title:  President

                                                     "ROCI"
                                                Ravisent Operating Company, Inc.


                                                     By:  /s/ Thomas Fogarty
                                                     Name:  Thomas Fogarty
                                                     Title:  CFO

                             SCHEDULES AND EXHIBITS



Schedule 1                 Definition Schedule

Schedule 2.6               Licensed IP Contracts

Schedule 5.7               Continuing Customer Contracts

Schedule 6.1               Designated Employees

EXHIBIT A1                 Restricted Intellectual Property

EXHIBIT A2                 Non-Restricted Intellectual Property

EXHIBIT B                  Trademarks

EXHIBIT C                  Domain Names













[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY '[*]' HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   Schedule 1


                               DEFINITION SCHEDULE


     "Grant Back Exclusions" means: (i) any Improvements made to the Licensed Product after the Agreement Date, except with respect to the forthcoming product tentatively named CinePlayer 4.5; (ii) any right to make or have made any modifications, updates, extensions or derivatives to the Licensed Product; (iii) any right to sublicense or otherwise disclose the source code version of the Licensed Product, or any portion thereof, to any third party, including Prior Licensees; (iv) any right to sublicense the Licensed Product to any parties other than Prior Licensees; and (v) any right to allow Prior Licensees to make additional copies of the Licensed Product beyond those either directly provided by Axeda, or as authorized pursuant to the Grant Back License. "Grant Back Royalty" means a royalty of [*] per copy of the Licensed Product that it licenses to Prior Licensees, such amount to be paid on the 15th day of each calendar month with respect to all copies of the Licensed Product licensed to Prior Licensees through the end of the preceding month and for which payment has not been previously remitted to Sonic IP.

     "Licensed Products" means up to [*] copies, in the aggregate, of that portion of the Licensed Intellectual Property that Axeda has been licensing commercially to third-party original equipment manufacturers prior to the Agreement Date under (i) the CinePlayer 4.0 name, and (ii) the forthcoming new version of such product tentatively named CinePlayer 4.5. For the avoidance of doubt, each copy of the Licensed Product made by the Prior Licensees pursuant to the authorization granted under the Grant Back License shall constitute a "copy of the Licensed Product" licensed by Axeda to the Prior Licensees for purposes of Sonic IP's entitlement to the Grant Bank Royalty. Further, for purposes of the foregoing, where an end user is provided with a copy of the Licensed Product pre-loaded onto a computer hard drive, and is also provided, without additional costs or charge of any kind, with a copy of the Licensed Product on disk with the purchase of such computer, then collectively such copy on the drive together with the copy on the disk shall be considered a single copy of the Licensed Product.


"Prior Licensee(s)" means [*], [*], [*] and their respective Affiliates.



[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY '[*]' HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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"Permitted Purposes" means [*].

"Prior Assignee" means [*].

"Real-Time Encoder Components" means the following software, in object code form only, as licensed from Prior Assignee to RIP: [*]









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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                  Schedule 2.6

                              Licensed IP Contracts

                o        [*]




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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                  Schedule 5.7


                                  Customers [*]



[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY '[*]' HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



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                                  Schedule 6.1


                            Designated Employees [*]














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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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                                  Schedule 6.3


                                  Service Fees



     I. The Services shall be provided by Axeda to Sonic IP without fee or charge of any kind until the 90th day following the Agreement Date. Thereafter, commencing on the 91st day following the Agreement Date, in consideration for performance of the Services, Sonic IP shall pay Axeda the fees set forth below, prorated to the date of termination of the Services where applicable, and such fee shall be payable semi-monthly in arrears on the 15th and 30th of each month against invoice therefor.

Total Payment Amount $422,776.81

Schedule of Payments

08/30/02          $12,811.42
09/15/02          $51,245.67
09/30/02          $51,245.67
10/15/02          $51,245.67
10/30/02          $51,245.67
11/15/02          $51,245.67
11/30/02          $51,245.67
12/15/02          $51,245.67
12/30/02          $51,245.67


     II. In addition, Sonic IP shall reimburse Axeda, against invoice therefor, for all out-of-pocket expenses incurred by any Designated Employee for reasonable travel, lodging, automobile rental, food and other incidental expenses to the extent they are paid or advanced by Axeda in connection with the performance of the Services.

III.     [*]



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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                   EXHIBIT A1
                        RESTRICTED INTELLECTUAL PROPERTY

     Certain Definitions. For purposes of this Exhibit A, the following terms shall have the meanings set forth herein: [*]












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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



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                                   EXHIBIT A2

                    NON-RESTRICTED INTELLECTUAL PROPERTY [*]









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     AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                    EXHIBIT B
                                   TRADEMARKS


Trademark Applications and Registrations [*]













[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY '[*]' HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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                                    EXHIBIT C

                                  DOMAIN NAMES



                             Domain Names and URL's

      Ravisent Technologies, Inc.                                   ravisent.com
                                                                  cineplayer.com

          Ravisent Technologies                               ravisentdirect.com
                                                              ravisentdirect.net

             Cinax Designs Inc                                   Medialock.com
                                                                 planetville.com
                                                                     bizfilm.com
                                                                    homefilm.com
                                                                       cinax.com

                 Divicore Inc                                     cinemaster.net
                                                                    ravisent.net
                                                         ravisenttechnlogies.com
                                                           ravisentechnology.com



[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY '[*]' HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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